Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Douglas L. Cox

Executive Vice President

Chief Financial Officer

Opinion Research Corporation

609-452-5274

OPINION RESEARCH REPORTS IMPROVED RESULTS

FOR THE FIRST QUARTER OF 2006

PRINCETON, N.J. – May 9, 2006 – Opinion Research Corporation (NASDAQ: ORCI), today announced improved financial results for the first quarter ended March 31, 2006.

Income from continuing operations increased to $0.14 per diluted common share, or $753,000, from $0.06 per diluted common share, or $393,000, in the first quarter of 2005. Revenues increased to $47.3 million from $46.2 million in the first quarter of last year.

Revenues

Social research revenues were $34.7 million, increasing from $33.9 million in the first quarter of 2005. Market research revenues totaled $12.7 million, increasing from $12.4 million in the first quarter of last year.

Income from Continuing Operations

Income from continuing operations was $753,000, increasing from $393,000 in the first quarter of 2005.

In addition to increased operating income on increased revenues, a principal reason for the improved results in the quarter was the absence of refinancing costs incurred in the first quarter of 2005, offset in part by interest on subordinated debt issued in July 2005. The 2005 refinancing costs have been recovered by subsequent savings resulting from the refinancing.

Included in this quarter’s results is expense of $127,000 reflecting our adoption of the Financial Accounting Standards Board Statement 123(R) on share-based payments.

Discontinued Operations

The loss from discontinued operations was $146,000 as compared to a loss from discontinued operations of $251,000 in the first quarter of last year.

Income per Common Share

Income from continuing operations was $0.14 per diluted share, increasing from $0.06 per diluted share in the first quarter of 2005, reflecting both the benefit of reduced shares outstanding and improved performance.

Loss from discontinued operations was $0.03 per diluted share as compared to a loss from discontinued operations of $0.04 per diluted share in the first quarter of last year.

Net income per diluted share was $0.11, increasing from $0.02 in the first quarter of 2005.

Conference Call

Chairman and Chief Executive Officer John F. Short and Chief Financial Officer Douglas L. Cox will conduct an investor conference call at 10:00 a.m. (EDT) on Wednesday, May 10. The dial-in number for the live conference call will be (866) 277-1182 or (617) 597-5359 outside the U.S. and Canada. The conference passcode is 16156392. There will be a live web cast of the conference call over the investor relations page of the company’s Web site at www.opinionresearch.com as well as at www.earnings.com.

For those who cannot listen to the live broadcast, an audio replay of the call will be available on the above web sites for 30 days. A telephone replay of the call will also be available from 12:00 p.m. on May 10 until 11:59 p.m. on May 17. To listen to the telephone replay dial (888) 286-8010 or (617) 801-6888 outside the U.S. and Canada and enter conference passcode 12490707.

About Opinion Research Corporation

Founded in 1938, Opinion Research Corporation provides commercial market research, health and demographic research for government agencies, information services and consulting. The company is a pioneering leader in the science of market and social research and has built an international organization to support market intelligence in both public and commercial markets. Further information is available at http://www.opinionresearch.com.

Forward-looking Statements

This press release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management’s beliefs and assumptions, current expectations, estimates and projections. These statements are subject to risks and uncertainties and therefore actual results may materially differ. The Company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise. Important factors and risks that may affect future results are described in the Company’s filings with the Securities and Exchange Commission, copies of which are available on the Investor Relations section of the Company’s website or upon request from the Company.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands, except share and per share amounts)

	For The Three Months Ended March 31,
	2005	2006
Revenues	$46,243	$47,354
Cost of revenues, exclusive of depreciation	33,324	34,122

Gross profit	12,919	13,232
Selling, general and administrative expenses	9,196	9,200
Depreciation and amortization	778	925

Operating income	2,945	3,107
Interest and other non-operating expenses, net	2,302	1,630

Income before provision for income taxes	643	1,477
Provision for income taxes	250	724

Income from continuing operations	$393	$753

Discontinued Operations
Loss from discontinued operations, net of tax	$(251)	$(146)

Net income	$142	$607

Basic Earnings per common share:
Income from continuing operations	$0.06	$0.14

Loss from discontinued operations	$(0.04)	$(0.03)

Net income per common share	$0.02	$0.11

Diluted Earnings per common share:
Income from continuing operations	$0.06	$0.14

Loss from discontinued operations	$(0.04)	$(0.03)

Net income per common share	$0.02	$0.11

Weighted average shares outstanding:
Basic	6,404,723	5,388,454
Diluted	6,605,578	5,432,793

OPINION RESEARCH CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	31-Dec-05	31-Mar-06
Assets
Current assets:
Cash and equivalents	$—	$996
Accounts receivable	26,959	23,911
Allowance for doubtful accounts	(58)	(4)
Unbilled services	17,600	20,308
Prepaid expenses and other current assets	4,474	4,479
Assets of discontinued operations	505	316

Total current assets	49,480	50,006
Non-current assets:
Fixed assets, net of depreciation	8,833	9,052
Goodwill	26,903	26,934
Other intangibles, net of amortization	224	221
Other non-current assets	6,516	6,191
Assets of discontinued operations	212	—

Total non-current assets	42,688	42,398

Total assets	$92,168	$92,404

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$6,269	$6,599
Accrued expenses	10,758	8,428
Deferred revenues	4,156	4,172
Short-term borrowings	3,000	3,000
Other current liabilities	3,143	2,499
Liabilities of discontinued operations	586	152

Total current liabilities	27,912	24,850
Long-term borrowings	55,321	57,744
Other liabilities	2,520	2,607
Liabilities of discontinued operations	154	—
Total stockholders’ equity	6,261	7,203

Total liabilities and stockholders’ equity	$92,168	$92,404

OPINION RESEARCH CORPORATION AND SUBSIDIARIES

Segment Information

(in thousands)

	US Market Research	UK Market Research	Social Research	Total Segments	Other	Divested Entities	Consolidated
Three months ended March 31, 2005:
Revenues from external customers	$6,403	$5,437	$33,858	$45,698	$545		$46,243
Operating (loss) income	(566)	(28)	3,641	3,047	(102)		2,945
Interest and other non-operating expenses, net							2,302
Income from continuing operations, net of tax expense of $250							393
Loss from discontinued operations, net of tax benefit of $132						(251)	(251)
Net income							142
Three months ended March 31, 2006:
Revenues from external customers	$6,582	$5,621	$34,664	$46,867	$487		$47,354
Operating (loss) income	(541)	124	3,690	3,273	(166)		3,107
Interest and other non-operating expenses, net							1,630
Income from continuing operations, net of tax expense of $724							753
Loss from discontinued operations, net of tax expense of $1						(146)	(146)
Net income							607